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                                                        EXHIBIT 5




              Mudge Rose Guthrie Alexander & Ferdon
                         180 Maiden Lane
                     New York, NY 10038-4996
                          212-510-7000


                                                    April 8, 1994

ENSERCH Corporation
300 South St. Paul Street
Dallas, Texas   75201

                        3,000,000 Shares
                       ENSERCH Corporation
              Depositary Preferred Shares, Series F
             each representing one-fortieth share of
      Adjustable Rate Cumulative Preferred Stock, Series F
            (liquidation preference $1,000 per share)


Dear Sirs:

          We have acted as counsel for the underwriters in connection with the issuance by ENSERCH Corporation, a Texas corporation (the "Company"), of 3,000,000 Depositary Preferred Shares, Series F, each representing one-fortieth of a share of Adjustable Rate Cumulative Preferred Stock, Series F (liquidation preference $1,000 per share) as described in the Prospectus Supplement relating thereto (the "Prospectus Supplement").

          We hereby confirm our opinion as set forth under the caption "Certain Federal Income Tax Considerations" in the
Prospectus Supplement.

          We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K dated April 8, 1994, which amends the Company's Registration Statement (No. 33-52525) and to the reference to us under the caption "Certain Federal Income Tax Considerations" in the Prospectus Supplement.
In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                              Very truly yours,



                              /s/ Mudge Rose Guthrie
                                  Alexander & Ferdon